Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:
MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary – Treasurer (417) 625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

COMPLETES CONSENT SOLICITATION

JOPLIN, Missouri, March 12, 2008 – (NYSE: EDE) The Empire District Electric Company (“Empire”) announced today that it has successfully completed its previously announced solicitation of consents from the holders of its First Mortgage Bonds, consisting of the following outstanding series: 8 1/8% Series due 2009, 6 1/2% Series due 2010, 7.20% Series due 2016, 5 7/8% Series due 2037, 5.20% Pollution Control Series due 2013 and 5.30% Pollution Control Series due 2013 (together, the “Bonds”), to amend a covenant of the Indenture under which the Bonds were issued (“Indenture”).

Empire received consents from holders of 94.46% in aggregate principal amount of the outstanding Bonds.  Empire and the trustees have executed the Supplemental Indenture amending the Indenture to effect the Proposed Amendment (the “Supplemental Indenture”).  The Supplemental Indenture amends the Indenture to provide the Company with additional flexibility to pay dividends to its shareholders by increasing the basket available to pay dividends by $10.75 million.  In accordance with the Indenture, the amendment is binding on all holders, including non-consenting holders.

Pursuant to the consent solicitation, Empire has paid a consent fee to those holders of Bonds who delivered, and did not revoke, consents prior to 5:00 p.m., New York City Time, on March 11, 2008, the Expiration Date, as set forth below:

-more-

Page 2 – March 12, 2008

CUSIP Number	Series of First Mortgage Bonds	Consent Fee Per $1,000 Principal Amount

291641-AP-3	8 1/8% Series due 2009	$2.00
291641-AT-5	6 1/2% Series due 2010	$2.50
291641-AS-7	7.20% Series due 2016	$8.50
291641-BA-5	5 7/8% Series due 2037	$15.00
Not Applicable	5.20% Pollution Control Series due 2013 [1]	$1.25
Not Applicable	5.30% Pollution Control Series due 2013 [2]	$1.25

[1]	Bonds held as security by the trustee for pollution control revenue bonds issued on behalf of Empire by the City of Baxter Springs, Kansas (CUSIP Number 071877-AB-0).
[2]
Bonds held as security by the trustee for pollution control revenue bonds issued on behalf of Empire by the State Environmental Improvement and Energy Resources Authority of the State of Missouri (CUSIP Number 606906-BV-6).

MacKenzie Partners, Inc. served as Information and Tabulation Agent for the consent solicitation.  UBS Securities LLC acted as Solicitation Agent for the consent solicitation.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned, regulated utility providing electricity, natural gas (through its wholly owned subsidiary The Empire District Gas Company), and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.

###

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.